UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 13, 2015

Oil-Dri Corporation of America
(Exact name of registrant as specified in its charter)

Delaware	001-12622	36-2048898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 North Michigan Avenue Suite 400 Chicago, Illinois	60611-4213
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(312) 321-1515

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    Departure of Paul D. Ziemnisky, Jr.

On April 13, 2015, Daniel S. Jaffee, President and Chief Executive Officer, assumed the direct responsibilities for the Registrant’s consumer packaged goods business, a role he last held in 2012. Accordingly, the Registrant eliminated the position of Vice President and General Manager, Consumer Packaged Goods, which had been held by Paul D. Ziemnisky, Jr., and Mr. Zieminsky’s employment with the Registrant ended effective on such date.

(e)    Separation Agreement with Paul D. Ziemnisky, Jr.

Although Mr. Ziemnisky’s separation agreement with the Registrant has not been finalized, the Registrant currently expects that it will provide continuation of Mr. Ziemnisky’s annual base salary for a period of three (3) to six (6) months in an amount between $53,750 and $107,500 depending on the date of Mr. Ziemnisky's subsequent employment, which amount shall be paid less applicable taxes and withholdings and in accordance with the Registrant’s normal payroll schedule. As a condition to receiving the severance payments, Mr. Ziemnisky will be required to agree to a customary release of claims and to execute a new Non-Competition Agreement and a new Non-Disclosure Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OIL-DRI CORPORATION OF AMERICA

By:	/s/ Douglas A. Graham
Douglas A. Graham
Vice President and General Counsel

Date:  April 17, 2015